Exhibit 99.2

Get Your Paper Certificate Converted to Electronic Shares

Dear Shareholder,

Since August, nearly 54% of urban-gro's shareholders have converted their paper certificate into shares that can be traded electronically. We are asking ALL our shareholders to complete this process. Converting your paper certificate to electronic shares (book entry) is an important action to take before the end of the year, and you can always check and confirm your ownership with your account on EQ.

We are all ready for more liquidity in our stock, and especially as we continue to move towards listing on another exchange, this simple action will not only provide greater security (you can’t “lose” your electronic shares like you can a paper certificate),but will also enable you to more quickly action on your ownership in our company.

For those who have not started the process, or have questions, we are available to help. Again, we are asking ALL shareholders to convert your paper certificate into book entry if you haven’t already. You can schedule a meeting with our IR team below or reply to this email, and we can review your current status and answer any questions.

Thank you,

Daniel Droller

urban-gro Investor Relations

720-669-4668

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How to Convert Your Paper Certificates into Electronic Shares (Book Entry)

Please complete the following steps to remove the restrictive legend and convert your certificates into direct registration service (DRS) to get your shares ready to trade.

A.	Complete the Letter of Instruction – The attached Letter of Instruction is addressed to EQ and must be signed and completed in full. This letter will help you to ensure that all of the information associated with your submission has been provided.

B.	Send the Following Directly to EQ

1.	Original Share certificate(s) – Please provide your original share certificate(s) to be converted into DRS. Photocopies will not be accepted. Do not endorse the certificates.

2.	Shareholder Representation Letter to Remove Legend (not applicable if you have already had the legend removed from your Share certificate(s)) – Please complete and sign Schedule “A” to the Letter of Instruction in order to remove any legend from your Share certificate(s).

3.	Payment of fees – Schedule “B” to the Letter of Instruction must be completed and a payment of US$50.00 (DRS conversion only) or US$125.00 (DRS conversion and legend removal) must be received by EQ before your submission is processed.

Please deliver the following items to urban-gro’s U.S. transfer agent:

EQ by Equiniti

3200 Cherry Creek Drive South, Suite 430

Denver, CO, USA  80209

Attn: Karen Naughton, Client Services/144 Transfer Department

While the method of delivery is at your option and risk, we recommend that the documents listed below be delivered in person, by courier, or by registered mail (return receipt requested with proper insurance). Once your completed submission is processed, a DRS Advice will be issued and delivered to your address of record.

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